Exhibit 10.9

Repurchase Agreement between Citizens First Corporation and United States Department of the Treasury

UNITED STATES DEPARTMENT OF THE TREASURY

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

February 16, 2011

Ladies and Gentlemen:

Reference is made to that certain Letter Agreement incorporating the Securities Purchase Agreement — Standard Terms (the “Securities Purchase Agreement”), dated as of the date set forth on Schedule A hereto, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement.  Pursuant to the Securities Purchase Agreement, at the Closing, the Company issued to the Investor the number of shares of the series of its preferred stock set forth on Schedule A hereto (the “Preferred Shares”) and a warrant to purchase the number of shares of its common stock set forth on Schedule A hereto (the “Warrant”).

In connection with the consummation of the repurchase (the “Repurchase”) by the Company from the Investor, on the date hereof, of the number of Preferred Shares listed on Schedule A hereto (the “Repurchased Preferred Shares”), as permitted by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009:

(a)                              The Company hereby acknowledges receipt from the Investor of the share certificate(s) set forth on Schedule A hereto representing the Preferred Shares; [and]

(b)                             The Investor hereby acknowledges receipt from the Company of a wire transfer to the account of the Investor set forth on Schedule A hereto in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Repurchased Preferred Shares at a price per share equal to the Liquidation Amount per share, together with any accrued and unpaid dividends to, but excluding, the date hereof; and

(c)                              The Investor hereby acknowledges receipt from the Company of a share certificate for the number of Preferred Shares set forth on Schedule A hereto, equal to the difference between the Preferred Shares represented by the certificate referenced in clause (a) above and the Repurchased Preferred Shares].

The Investor and the Company hereby agree that, notwithstanding Section 4.4 of the Securities Purchase Agreement, immediately following consummation of the Repurchase, but subject to compliance with applicable securities laws, the Investor shall be permitted to Transfer all or a portion of the Warrant with respect to, and/or exercise the Warrant for, all or a portion of the number of shares of Common Stock issuable thereunder, at any time and without limitation, and Section 4.4 of the Securities Purchase Agreement shall be deemed to be amended in order to permit the foregoing.  The Company shall take all steps as may be reasonably requested by the Investor to facilitate any such Transfer.

In addition, the Company agrees that in the event it elects to repurchase the Warrant, it shall deliver to the Investor within 15 calendar days of the date hereof a notice of intent to repurchase the Warrant, which notice shall be in accordance with Section 4.9(b) of the Securities Purchase Agreement (the “Warrant Repurchase Notice”).  In the event the Company does not deliver the Warrant Repurchase Notice to the Investor within 15 calendar days of the date hereof, the Investor hereby provides notice, pursuant to Section 4.5(p) of the Securities Purchase Agreement, of its intention to sell the Warrant, such notice to be effective as of the first day following the end of such 15-day period.

This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

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In witness whereof, the parties have duly executed this letter agreement as of the date first written above.

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Tim Massad
Name: Timothy G. Massad
Title: Acting Assistant Secretary for Financial Stability

COMPANY:

CITIZENS FIRST CORPORATION

By:	/s/ J. Steven Marcum
Name: J. Steven Marcum
Title: Executive Vice President Chief Financial Officer

SCHEDULE A

General Information:

Date of Letter Agreement incorporating the Securities Purchase Agreement:	December 19, 2008

Name of the Company:	Citizens First Corporation

Corporate or other organizational form of the Company:	corporation

Jurisdiction of organization of the Company:	Kentucky

Number and series of preferred stock issued to the Investor at the Closing:	250 Shares Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Number of Initial Warrant Shares:	254,218

Terms of the Repurchase:

Number of Preferred Shares repurchased by the Company:	63

Share certificate number (representing the Preferred Shares previously issued to the Investor at the Closing):	PS/A-1

Per share Liquidation Amount of Preferred Shares:	$35,116

Accrued and unpaid dividends on Preferred Shares:	$307.44

Aggregate purchase price for Repurchased Preferred Shares:	$2,212,615.44

Difference between the Preferred Shares and the Repurchased Preferred Shares:	187

Investor wire information for payment of purchase price:	ABA Number: 021000018 Bank: The Bank of New York Mellon Account Name: BETA EESA Preferred Account Account Number: GLA/111567